Contact: Barrier Therapeutics, Inc. Anne M. VanLent 609-945-1202 Noonan Russo Wendy Lau (Media) 212-845-4272 Jane Petrino (Investors) 212-845-4274
FOR IMMEDIATE RELEASE
BARRIER THERAPEUTICS ANNOUNCES FOURTH QUARTER AND
YEAR END 2005 FINANCIAL RESULTS
Princeton, NJ, February 27, 2006 — Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced its financial results for the fourth quarter ended December 31, 2005. Net loss for the quarter was $10.2 million which represents a loss of $0.43 per share. Full year 2005 net loss was $45.2 million which represents a loss of $1.91 per share.
“2005 marked the beginning of a transition period for Barrier from an organization primarily focused on research and development to a company which also has a significant commercial focus. With the recent approval of Vusion™ by the FDA, the upcoming launch, and the expansion of our sales force, we expect to start seeing meaningful sales in 2006,” commented Geert Cauwenbergh, Ph.D., Chairman and Chief Executive Officer. “During last year, we also saw important progress for our Rambazole™ and Azoline product candidates as positive Phase 2a data for both drugs led to our decision to move forward to dose ranging trials in psoriasis and tinea versicolor, respectively.”
Fourth Quarter 2005 Financial Results
In the fourth quarter of 2005 revenue was $789,000 as compared to $315,000 for the same period in 2004. Included in the 2005 total was $332,000 of net product revenue consisting primarily of U.S. and Canadian sales of Solagé®. Additional revenue in both periods represents income from contract payments and a Belgian government research grant.
Research and development expenses for the three months ended December 31, 2005 totaled $6.0 million, as compared to $10.8 million for the same period in 2004. Aggregate spending related to the Company’s three late stage product candidates, Sebazole™, Hyphanox™ and Liarozole, totaled $679,000 in the fourth quarter of 2005 as compared to approximately $6.1 million for the same period in 2004. The decline in costs was related to reduced clinical activity for these late stage product candidates as the Phase 3 studies that were ongoing in 2004 for Sebazole in seborrheic dermatitis and Hyphanox in vaginal candidiasis have since concluded. During the quarter, development expenses of $1.6 million were incurred for our earlier stage clinical product candidates as compared to $1.4 million in the same period of 2004. Manufacturing related costs for Rambazole and Azoline, as well as costs for set-up of the Phase 2b trials, accounted for most of these costs for 2005. Internal research and development expenses, primarily personnel and related costs, were $2.3 million during the quarter, as compared to $2.2 million in the corresponding period in 2004.
Sales and marketing expenses for the quarter were $3.9 million compared with $1.6 million for the same quarter in 2004. These expenses consist primarily of personnel costs, and the costs related to our contract sales organization, as well as marketing and market research expenses related to Solagé® and VANIQA®.

Barrier Therapeutics Announces Fourth Quarter and Year End 2005 Financial Results

General and administrative expenses were $2.3 million for the quarter ended December 31, 2005 compared to $2.0 million in the fourth quarter of 2004. This change is primarily a result of increases in professional fees and other public company related expenses.
Net interest income for the fourth quarter of 2005 was $778,000, up $317,000 from $461,000 in the fourth quarter of 2004, mostly the result of higher interest rates in 2005. The income tax benefit of $536,000 in the fourth quarter of 2005 was up $169,000 from 2004. Income tax benefits in both years represent the net proceeds from the sale of a portion of unused prior years’ New Jersey State net operating loss carryforwards.
Net loss for the fourth quarter of 2005 was $10.2 million, which represents a loss of $0.43 per share, as compared to a net loss of $13.3 million for the fourth quarter of 2004, which represented a loss per share of $0.62.
At December 31, 2005, the Company had $78.1 million in cash, cash equivalents and marketable securities, as compared to $89.1 million as of December 31, 2004.
2005 Full Year Financial Results
Total revenue for the year ended December 31, 2005 was $2.5 million which represents an increase of $1.6 million, as compared to revenues of $897,000 in 2004. The 2005 increase was largely due to product revenue of $792,000, mostly from Solagé® sales in the United States and Canada.
Net loss for the year ended December 31, 2005 was $45.2 million, which represents a loss of $1.91 per share, as compared to the net loss attributable to common stockholders of $44.3 million, or $3.02 loss per share, for the year ended 2004, which includes preferred stock accretion of $4.6 million in 2004. The proforma net loss attributable to common stockholders was $44.3 million for 2004, or $2.23 per share. The proforma net loss gives effect to the conversion of Barrier’s outstanding shares of redeemable convertible preferred stock into common stock as if each conversion occurred when the preferred stock was issued. All preferred stock was converted into common stock at the time of the Company’s initial public offering in April 2004 in which the Company issued an additional 5 million shares of common stock.
Fourth Quarter 2005 and Recent Operational Highlights:
•	Approval by the U.S. Food and Drug Administration, FDA, of Vusion (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment for the treatment of diaper dermatitis complicated by candidiasis. The approval makes Vusion the only prescription product approved for the treatment of this condition in the United States.
•	Acceptance by the FDA of the Company’s New Drug Application (NDA) for Sebazole (ketoconazole USP 2%) topical gel for the treatment of seborrheic dermatitis. The NDA for Sebazole was submitted to the FDA in late September 2005.
•	Commercial launch of VANIQA® in Canada. Barrier acquired exclusive distribution rights for VANIQA® in Canada from Shire Pharmaceutical Contracts Limited in June 2005. VANIQA® is the only topical prescription product approved by Health Canada for slowing the growth of unwanted facial hair in women.
•	Appointment to the Barrier Board of Directors of Edward L. Erickson, Chairman of the Board of Directors of Immunicon Corporation. Mr. Erickson served as Immunicon’s Chief Executive Officer from January 2000 until April 2005, and has been Chairman of the Board since April 1998.

Barrier Therapeutics Announces Fourth Quarter and Year End 2005 Financial Results

Conference Call & Webcast Information
Barrier’s senior management will host a conference call today, Monday, February 27, 2006 at 4:30 p.m. New York time, to review 2005 fourth quarter financial results and provide a Company update. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 1-866-425-6195 (in the United States) or 1-973-935-2981 (internationally) and use conference ID code: 7066949. A playback of the call will be available by dialing 1-877-519-4471 (in the United States), or 1-973-341-3080 (internationally) and entering passcode 7066949. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.barriertherapeutics.com. An archived version of the webcast will also be available at the same location.
About Barrier Therapeutics, Inc.
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. In addition to Vusion™ (0.25% miconazole nitrate, 15% zinc oxide and 81.35% white petrolatum) Ointment for the treatment of diaper dermatitis complicated by candidiasis which was recently approved by the FDA, the Company currently markets Solagé® (mequinol 2%, tretinoin 0.01%) Topical Solution in the U.S. and Canada for the treatment of solar lentigines, a common condition also known as “age spots,” and markets VANIQA® (eflornithine hydrochloride) Cream 13.9% in Canada for the slowing of growth of unwanted facial hair in women. Barrier’s Sebazole™ product candidate, for the treatment of seborrheic dermatitis, is under FDA review. Barrier has other product candidates in various stages of clinical development for the treatment of onychomycosis, lamellar ichthyosis, acne, psoriasis and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. Web site: http://www.barriertherapeutics.com
Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding Barrier’s ability to generate meaningful sales, and the prospects for regulatory action for Sebazole. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of our clinical trials and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements please see the risk factors in our Quarterly Report on Form 10Q, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.
In addition, please note that success in earlier clinical trials does not mean that subsequent trials will confirm earlier findings. No assessment of the efficacy or safety of any product candidate can be considered definitive until all clinical trials needed to support a submission for marketing approval are complete. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted.
(Financial Tables to Follow)

Barrier Therapeutics Announces Fourth Quarter and Year End 2005 Financial Results

Barrier Therapeutics, Inc.
Consolidated Statements of Operations
(All amounts in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Net product revenue	$332	$—	$792	$—
Contract revenue	168	75	689	100
Grant revenue	289	240	1,059	797

Total Revenues	789	315	2,540	897

Costs and expenses:
Cost of goods sold	107	—	224	—
Amortization of Product Rights	88	—	320	—
Research and development	5,952	10,849	30,369	30,904
Sales and marketing	3,886	1,591	11,844	4,310
General and administrative	2,295	2,016	8,436	7,165

Total costs and expenses	12,328	14,456	51,193	42,379

Loss from operations	(11,539)	(14,141)	(48,653)	(41,482)

Interest income, net	778	461	2,876	1,372

Loss before income tax benefit	(10,761)	(13,680)	(45,777)	(40,110)

Income tax benefit	536	367	536	367

Net loss	(10,225)	(13,313)	(45,241)	(39,743)

Preferred stock accretion	—	—	—	(4,592)

Net loss attributable to common stockholders	$(10,225)	$(13,313)	$(45,241)	$(44,335)

Basic and diluted net loss attributable to common stockholders per share	$(0.43)	$(0.62)	$(1.91)	$(3.02)

Weighted average shares outstanding — basic and diluted	24,015,777	21,637,387	23,656,306	14,677,710

Pro forma basic and diluted net loss attributable to common stockholders per share				$(2.23)

Pro forma weighted average shares				19,895,695
Certain amounts have been reclassified to conform to the current period presentation.
The pro forma net loss per share attributable to common stockholders gives effect to the conversion of Barrier’s outstanding shares of redeemable convertible preferred stock into common stock as if each occurred when the preferred stock was issued.
Barrier Therapeutics, Inc.
Condensed Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2005	2004
Cash and cash equivalents	$16,891	$11,908
Marketable securities	61,229	77,173
Total assets	84,961	92,784
Current liabilities	8,290	8,771
Total stockholders’ equity	$76,266	$83,570